As filed with Securities and Exchange Commission on  September 28, 2005

Registration No. 333-128004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2989601
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Sunnyside Boulevard, Suite B
Woodbury, New York  11797
(516) 677-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory A. Robbins
Vice President and General Counsel
Veeco Instruments Inc.
100 Sunnyside Boulevard, Suite B
Woodbury, New York  11797
(516) 677-0200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Rory A. Greiss
Kaye Scholer LLP
425 Park Avenue
New York, New York  10022-3598
(212) 836-8261

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Securities being registered.  All amounts are estimates except the registration fee.

Amount to be Paid

Registration fee	$23,540.00
Printing and engraving	100,000.00
Legal fees and expenses	200,000.00
Accounting fees and expenses	40,000.00
Miscellaneous	136,460.00

Total	$500,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Section 145 further provides that a Delaware corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article 10 of Veeco’s certificate of incorporation entitles officers and directors of Veeco to indemnification to the fullest extent permitted by Section 145 of the DGCL, as the same may be supplemented from time to time.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Veeco’s certificate of incorporation provides that its directors shall not be liable to Veeco or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined.  Veeco’s certificate of incorporation further provides that Veeco will indemnify its directors and officers to the fullest extent permitted by the DGCL.

These indemnification provisions may be sufficiently broad to permit indemnification of Veeco’s officers, directors, and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Reference is made to Veeco’s certificate of incorporation, as amended and filed as an exhibit to Veeco’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Veeco’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and the Veeco’s Annual Report on Form 10-K for the year ended December 31, 2000, each of which is incorporated herein by reference.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Any underwriting agreement we enter into pursuant to this prospectus or any prospectus supplement may provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

ITEM 16.  EXHIBITS

Exhibit Number	Description of Exhibits

1.1	Form of Purchase Agreement (Debt Securities)*

3(a)

Amended and Restated Certificate of Incorporation of the Registrant, as amended to date (filed as Exhibit 3.1 to June 30, 1997 Form 10-Q, Exhibit 3.1 to June 30, 2000 Form 10-Q and Exhibit 3.2 to December 31, 2000 Form 10-K and incorporated herein by reference)

4.1	Form of Note/Indenture

5.1	Opinion of Kaye Scholer LLP

12.1	Computation of Ratio Earnings to Fixed Charges**

23.1	Consent of Ernst & Young LLP**

23.4	Consent of Kaye Scholer LLP (included in exhibit 5.1)

24.1	Power of Attorney**

25.1	Statement of Eligibility on Form T-1*

*              To be filed by either amendment to this Registration Statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**           Previously filed as an Exhibit to the initial filing of this regulation statement on Form S-3 (Registration No. 333-128004) filed with the Securities Exchange Commission on August 31, 2005.

ITEM 17.  UNDERTAKINGS

(1)           The undersigned registrant hereby undertakes:

(a)  That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(b)  That for the purposes of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with the SEC by the company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(3)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodbury, State of New York, on September 23, 2005.

VEECO INSTRUMENTS INC.

By:	/s/ Edward H. Braun
Edward H. Braun
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Form S-3 has been signed by the following persons in the capacities indicated as of September 23, 2005.

Signature		Title

/s/ Edward H. Braun
Edward H. Braun		Director, Chairman and Chief Executive Officer (principal executive officer)

/s/ John F. Rein, Jr.
John F. Rein, Jr.		Executive Vice President, Chief Financial Officer and Secretary (principal financial officer)

/s/ John P. Kiernan
John P. Kiernan		Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller (principal accounting officer)

*
Richard A. D’Amore		Director

*
Joel A. Elftmann		Director

*
Heinz K. Fridrich		Director

*
Douglas A. Kingsley		Director

*
Paul R. Low		Director

*
Roger D. McDaniel		Director

*
Irwin H. Pfister		Director

*
Peter J. Simone		Director

* By	/s/ Gregory A. Robbins	Attorney-in-Fact
Gregory A. Robbins

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

1.1	Form of Purchase Agreement (Debt Securities)*

3(a)

Amended and Restated Certificate of Incorporation of the Registrant, as amended to date (filed as Exhibit 3.1 to June 30, 1997 Form 10-Q, Exhibit 3.1 to June 30, 2000 Form 10-Q and Exhibit 32 to December 31, 2000 Form 10-K and incorporated herein by reference)

4.1	Form of Note/Indenture

5.1	Opinion of Kaye Scholer LLP

12.1	Computation of Ratio Earnings to Fixed Charges**

23.1	Consent of Ernst & Young LLP**

23.4	Consent of Kaye Scholer LLP (included in exhibit 5.1)

24.1	Power of Attorney**

25.1	Statement of Eligibility on Form T-1*

*              To be filed by either amendment to this Registration Statement or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**           Previously filed as an Exhibit to the initial filing of this regulation statement on Form S-3 (Registration No. 333-128004) filed with the Securities Exchange Commission on August 31, 2005.